IDEX II SERIES FUND
                     ON BEHALF OF IDEX II BALANCED PORTFOLIO

                        ADMINISTRATIVE SERVICES AGREEMENT

     This Agreement is entered into as of September 30, 1994 by IDEX MANAGEMENT, INC., a Delaware corporation ("Idex Management"), and INTERSECURITIES, INC., a Delaware corporation (the "Distributor").

     WHEREAS, Idex Management has entered into a Management and Investment Advisory Agreement (referred to herein as the "Advisory Agreement"), dated
September 30, 1994 with IDEX II Series Fund, a Massachusetts business trust (referred to herein as the "Fund"), under which Idex Management has agreed, among other things, to provide management and administrative services to a certain series of beneficial interest in the Fund, namely, IDEX II Series Fund Balanced Portfolio (the "Portfolio").

     WHEREAS, the Advisory Agreement provides that Idex Management may engage the Distributor to furnish it with management and administrative services to assist Idex Management in carrying out certain of its functions under the Advisory Agreement.

     WHEREAS, it is the purpose of this Agreement to express the mutual agreement of the parties hereto with respect to the services to be provided by the Distributor to Idex Management and the terms and conditions under which such services will be rendered.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. Services of the Distributor. The Distributor shall provide executive and management services to Idex Management and the Portfolio. Subject to the overall supervision of Idex Management and the Trustees of the Fund, the Distributor shall furnish to the Portfolio the services of executive and administrative personnel to supervise the performance of all administrative, recordkeeping, shareholder relations, regulatory reporting and compliance, and all other functions of the Portfolio other than the investment function, and shall supervise and coordinate the Fund's Custodian and its Transfer Agent and monitor their services to the Portfolio. The Distributor shall also assist Idex Management and the Portfolio in maintaining communications and relations with shareholders of the Portfolio, answer shareholder inquiries or supervise such activity by the Fund's transfer agent, assist in preparation of reports to shareholders of the Portfolio and prepare sales literature promoting the sale of Portfolio shares as requested by Idex Management and the Portfolio. The Distributor shall provide the Portfolio with necessary office space, telephones and other communications facilities.

     2. Obligations of Idex Management. Idex Management shall have the following obligations under this Agreement:

     (a) to provide the Distributor with access to all information, documents and records of and about the Portfolio that are necessary to permit the Distributor to carry out its functions and responsibilities under this Agreement;

     (b) to furnish the Distributor with a certified copy of any financial statement or report prepared for the Portfolio by certified or independent public accountants, and with copies of any financial statements or reports made by the Portfolio to its shareholders or to any governmental body or securities exchange;

     (c) to compensate the Distributor for its services under this Agreement by the payment of fees equal to (i) 50% of the fees received by Idex Management pursuant to the Advisory Agreement for services rendered by Idex Management to the Portfolio during the term of this Agreement, less (ii) 50% of any amount reimbursed to the Portfolio by Idex Management pursuant to the provisions of the Advisory Agreement to the extent that such reimbursement exceeds the aforesaid amount paid by the Portfolio to Idex Management. In the event that this Agreement shall be effective for only part of a period to which any such fee received by Idex Management is attributable, then an appropriate proration of the fee that would have been payable hereunder if this Agreement had remained in effect until the end of such period shall be made, based on the number of calendar days in such period and the number of calendar days during the period in which this Agreement was in effect. The fees payable to the Distributor hereunder shall be payable upon receipt by Idex Management from the Portfolio of fees payable to Idex Management under the Advisory Agreement.



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     (d) the fees payable to the  Distributor  under  paragraph (c) above shall, notwithstanding the provisions of paragraph (c), be subject to reduction as follows: If on December 31 of 1994 and each year thereafter ("Target Date") the aggregate actual net assets on that date of the Portfolio, any other Portfolio of the Fund with respect to which Idex Management acts as investment adviser, IDEX Fund and IDEX Fund 3 and any other registered investment company sponsored by Idex Management, containing the name IDEX or with respect to which Idex Management acts as investment adviser or administrator, and to which Janus Capital Corporation ("Janus Capital") provides investment advice (the "Advised Funds") are less than the applicable Target Net Assets specified in Table 1 below, then Idex Management shall pay to Janus Capital a percentage, as specified in Table 2 below, of the Net Fee otherwise payable to the Distributor pursuant to paragraph (c) above.

                                     Table 1

                                                  Advised Funds
        Target Date                             Target Net Assets

      December 31, 1994 (and                         $950 million
      December 31 of each
      year thereafter)

     The percentage of the Net Fee otherwise payable to the Distributor pursuant to paragraph (c) above that is instead payable to Janus Capital shall be determined by the percentage that on the applicable Target Date the aggregate actual net assets of the Advised Funds are less than the applicable Target Net Assets of the Advised Funds ("Shortfall of Target") in accordance with Table 2 below:

                                     Table 2

          Shortfall of Target                         Percentage of Net Fee

               5% - 10%                                         10%
            Over 10% - 20%                                      20%
            Over 20% - 30%                                      30%
               Over 30%                                         40%

     No fees shall be payable to Janus Capital and no reduction in the fees payable to the Distributor under this paragraph (d) shall be made for any year if, for the five-year period ending December 31 of the preceding year, the respective total returns of a majority of the Advised Funds that have the objective of investing primarily in equity securities with such a five-year record (and with respect to which Janus Capital shall have provided investment advice for all of such five years and for the then current year) are not in the top one-third of their respective fund categories as determined by Lipper Analytical Services, Inc. or its successor (or if no successor exists, by a mutually agreed upon statistical service).

     3. Investment Company Act Compliance. In performing services hereunder, the Distributor shall at all times comply with the applicable provisions of the Investment Company Act of 1940, as amended (the "1940 Act") and any other federal or state securities laws.

     4. Purchase by Affiliates. Neither the Distributor nor any of its officers shall take a long or short position in the securities issued by the Portfolio. The prohibition, however, shall not prevent the purchase from the Portfolio of shares issued by the Portfolio by the officers and Directors of the Distributor (or deferred benefit plans established for their benefit) at the current price available to the public, or at such price with reductions in sales charge as may be permitted by the Portfolio's current prospectus, in accordance with Section 22 of the 1940 Act.

     5. Term and Termination. This Agreement shall continue in effect until terminated pursuant to the provisions hereof. This Agreement shall terminate automatically upon the termination of the Advisory Agreement. This Agreement may be terminated at any time, without penalty, by Idex Management or by the Fund by giving 60 days' written notice of such termination to the Distributor at its principal place of business, or may be terminated at any time by the Distributor by giving 60 days' written notice of such termination to the Fund and Idex Management at their respective principal places of business.


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     6. Assignment. This Agreement shall terminate automatically in the event of any assignment (as that term is defined in Section 2(a)(4) of the 1940 Act of this Agreement.

     7. Amendments. This Agreement may be amended only by written instrument signed by the parties hereto.

     8. Prior Agreements. This Agreement supersedes all prior agreements between the parties relating to the subject matter hereof, and all such prior agreements are deemed terminated upon the effectiveness of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:                                  INTERSECURITIES, INC.



/s/ William H. Geiger                    /s/ John R. Kenney
__________________________         By:  __________________________
William H. Geiger, Secretary             John R. Kenney
                                         Chairman of the Board


ATTEST:                                  IDEX MANAGEMENT, INC.


/s/ William H. Geiger                    /s/ G. John Hurley
__________________________         By:  __________________________
William H. Geiger, Secretary             G. John Hurley
                                         President and Chief Executive Officer

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